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                                                                     EXHIBIT 5.1



                                February 2, 2000




Board of Directors
Humboldt Bancorp
701 Fifth Street
Eureka, CA  95501


         Re:      Certificates of Interest in Promissory Note;
                  Common Stock
                  Registration Statement on Form S-4


Gentlemen:

         We act as counsel to Humboldt Bancorp (the "Company"), a California corporation, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $5,500,000 of Certificates of Interest in Humboldt Bancorp Promissory Note ("Certificates of Interest") and approximately 160,000 shares of the Company's Common Stock (the "Shares"), which may be exchanged for up to $2,000,000 of the Humboldt Bancorp Promissory Note as further described in a registration statement on Form S-4 filed under the Securities Act (the "Registration Statement").

         For the purpose of rendering this opinion, we examined originals or photostatic copies of such documents as we deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the prospectus, including all amendments thereto.


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February 2, 2000
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         Our opinion is limited solely to matters set forth herein. Attorneys practicing in this firm are admitted to practice in the State of California and we express no opinion as to the laws of any other jurisdiction other than the laws of the State of California and the laws of the United States.

         Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is part thereof (the "Prospectus"), and the Prospectus delivery procedures with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, and (ii) all offers and sales of the Certificates of Interest and Shares have been and will be made in compliance with the securities laws of the states, having jurisdiction thereof, we are of the opinion that the Certificates of Interest will be binding obligations of the Company and that the Certificates of Interest have been, and the Shares which may be exchanged for up to $2,000,000 of Humboldt Bancorp Promissory Note will be, legally issued, fully paid, and non-assessable.



                                        Sincerely yours,



                                        BARTEL ENG LINN & SCHRODER




DBE/cnh